UNANIMOUS RESOLUTION OF THE BOARD OF DIRECTORS OF 2050 MOTORS, INC.

Pursuant to the provisions of California Corporation law, as amended, and the Certificate of Incorporation and By-Laws of 2050 Motors, Inc., a California corporation (the “Company”), the undersigned Director(s) approve(s) the repurchase of 300,000,000 common shares of the Company’s stock on the open market or through privately negotiated transactions over a period of one year.

The undersigned represents the sole Director of the corporation. The vote of Directors voting in favor of the repurchase program was unanimous. The vote was conducted at a Special Meeting of the Board of Directors at 5:00am CT on August 11, 2019.

WHEREAS, the majority of the Board of Directors of the Company believes it is in the best interests of the Company to authorize the repurchase of up to 300,000,000 common shares to protect the interests of shareholders.

NOW THEREFORE BE IT RESOLVED THAT:

RESOLVED, that the Board of Directors of the Company hereby approves the repurchase of up to 300,000,000 common shares.

RESOLVED, that any of the Executive Officers of the Company are hereby authorized and directed for and on behalf of the Company to do and perform all acts and things and execute and deliver all documents and take all such other steps as may be necessary or desirable to give full effect to the consent resolutions set forth above.

Vikram Grover, Sole Director